KPMG Auditores Independentes Av. Barão de Itapura, 950 - 6º 13020-431 - Campinas, SP - Brasil Caixa Postal 737 13012-970 - Campinas, SP - Brasil	Central Tel 55 (19) 2129-8700 Fax 55 (19) 2129-8728 Internet www.kpmg.com.br

Auditors' Letter Regarding Change in Auditor

March 24, 2014.

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal auditors for CPFL Energia S.A. and, under the date of March 24, 2014, we re-issued our report on the consolidated financial statements of CPFL Energia S.A. as of and for the year ended December 31, 2011. We had originally issued our report as of March 29, 2012, reporting on these consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2011. We had also re-issued our report on these consolidated financial statements on April 9, 2013. On November 7, 2011, CPFL formally notified the regulator / market that under CVM  Instruction 308/99 the principal auditors would be changed as from the first quarter of 2012.

We have read CPFL Energia S.A. statement included under item 16F of its Form 20F dated March 24, 2014, and we agree with such statement.

Very truly yours,

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

São Paulo, Brazil